SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                May 25, 2004
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	38-0751137
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 241-4074

                                           None

        (Former name, former address and former fiscal year, if changed since last report.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: May 25, 2004

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Item 7. Financial Statements and Exhibits

    (c)        The following exhibits are furnished as part of this report:

	Description	Page #
99.1	Press Release Dated May 25, 2004	4
99.2	Supplemental Financial Information	14

Item 12. Results of Operations and Financial Condition.

On May 25, 2004, La-Z-Boy Incorporated issued a press release to report the company’s financial results for the quarter and fiscal year ended April 24, 2004. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1. Exhibit 99.2 contains unaudited quarterly financial data for the last eight quarters.

The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Exhibit 99.1

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY REPORTS FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

MONROE, MI. May 25, 2004 – La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported its operating results for the fourth fiscal quarter and full fiscal year ending April 24, 2004. Net sales for the quarter increased 0.7% from a year earlier, to $544 million. Diluted earnings per share before the cumulative effect of change in accounting principle were $(0.64), compared to $0.45 per diluted share reported for fiscal 2003’s fourth quarter. The 2004 fourth quarter results include, as previously reported, a non-cash charge of $1.07 per diluted share or $71.9 million before tax, $55.9 million after-tax, to reflect the impairment of certain intangible assets. Also included in the quarter was a final $0.01 per share after-tax restructuring charge related to the previously announced casegoods restructuring. Additionally, the company adopted a new accounting standard, FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46), resulting in a cumulative effect non-cash charge of $8.3 million after-tax, or $0.16 per diluted share.

For the full fiscal year, net sales totaled $2.0 billion, down 5.3% from fiscal 2003’s $2.1 billion. The diluted earnings before the cumulative effect of the accounting change for fiscal 2004 were $0.05 per share, and after the cumulative effect were $(0.11). Because the weighted average shares outstanding were higher for the year than the quarter, the charge to reflect the impairment of certain intangible assets amounted to $1.04 per diluted share for the fiscal year. Also impacting the year to date results was a $0.12 per share charge for the previously announced casegoods restructuring. This compares to $1.67 per diluted share reported in fiscal 2003 before the cumulative effect of an accounting change related to goodwill and trade names or $0.63 per diluted share after the cumulative effect.

Consolidated operating margin for the most recent quarter was (6.5%), down from 8.0% a year earlier. This year’s fiscal fourth quarter included a write-down of intangible assets and restructuring charges amounting to 13.4% of net sales. The full year operating margin was 1.5% compared to 7.7% in the same period of fiscal 2003. The full year operating margin included restructuring and the write-down of intangible assets amounting to 4.1% of net sales.

La-Z-Boy Incorporated President and CEO Kurt L. Darrow said, “Sales were slightly below our expectations for the quarter, but prior to the write-down of intangibles, the adoption of FIN 46 and the final charge relating to our casegoods restructuring, we were at the upper-end of our earnings guidance range. Operating margins continue to be strained because of the weaker than anticipated sales results in certain of our divisions, increases in material costs and competitive pricing pressures. We are aggressively developing compelling new products and meaningful new customers across all divisions. These actions, coupled with the strength of our brands and our growing distribution network, position La-Z-Boy well to participate when the economy exhibits a sustained recovery.”

Intangible Write-down

        Darrow stated, “As we have previously noted, we annually test for impairment of goodwill and intangibles, in accordance with Financial Accounting Standard No. 142, which resulted in a non-cash pre-tax charge of $71.9 million, of which $60.6 million related to the casegoods group.” He continued, “The values of our casegoods businesses have been negatively impacted by the onslaught of import competition primarily from China and the severe downturn in the hospitality industry since September 11, 2001.” The remaining $11.3 million related to the upholstery group.

Upholstery Segment

Fiscal 2004’s fourth quarter upholstery segment sales increased 4.6% from a year earlier and declined 2.7% for the year. Darrow noted, “Sales in our upholstery group met our expectations and we are focused on increasing our market share in our core business. Consumers have reacted positively to several new product lines introduced at the Fall furniture market which began to ship to our retailers during the 4th quarter. We are encouraged by the continually improving order trends we have seen in our upholstery business and have developed programs to maintain that momentum.”

The upholstery segment operating margin was 7.2% compared to a reported 10.3% in the final quarter of fiscal 2003. This year’s fourth quarter included a charge for intangibles which equaled 2.6% of the upholstery group’s net sales. For fiscal 2004 as a whole, the upholstery segment’s annual operating margin was 7.7% compared to a reported 9.7% last year. The impact on the 2004 fiscal year for the intangible charge was 0.7% of the upholstery group’s net sales. Darrow said, “Our upholstery group is committed to enhancing margins through improved supply chain management, new product offerings and effective marketing programs.”

Darrow continued, “During the past year, we continued to build and strengthen our proprietary distribution network and of particular note are the mostly independently owned New Generation La-Z-Boy Furniture Galleries® stores, which have experienced increased traffic levels, higher average sales per consumer and greater total sales volumes than the prior format stores. During fiscal 2004, 22 New Generation stores were opened bringing the total to 68. Plans are to open 40 plus of these updated format stores during the current fiscal year, with 20-25 of these being new stores and the remainder being store remodels or relocations. For fiscal 2005‘s first quarter, 11 New Generation stores are slated to open. Currently, there are 324 stand-alone stores, of which 36 are company-owned.”

Casegoods Segment

Casegoods sales declined 11.5% from a year earlier for the April quarter and 13.3% for the full year. The casegoods segment’s operating margin for the April 2004 quarter was (54.7%) compared to 4.8% for last year. This year’s fourth quarter operating margin included charges equaling 54.1% and 0.8% of the casegoods segment’s net sales for the write-down of intangibles and restructuring, respectively. For the full year, the segment’s operating margin was (14.9%) compared to 6.1% in fiscal 2003. The impact on fiscal year 2004‘s operating margins as a percentage of net sales for the intangible charge was 13.3% and restructuring was 2.3%.

Darrow commented, “While fourth quarter casegoods sales continued to be challenging, the refocusing of our casegoods business is proceeding well and we are optimistic that we will reverse the downward trends in the core residential furniture portion of this business. Each of our residential casegoods businesses is developing innovative new product designs and collections that are competitively priced to meet the market demand. We were very pleased with the retail response to those new products at April’s International Home Furnishings Market. In particular, Pennsylvania House’s Summer Retreat™ was received exceptionally well by retailers and we will begin shipment of this collection during our second fiscal quarter.”

He added, “Margins continue to be negatively impacted by capacity utilization running at lower than ideal levels, continued pricing pressure from imports, rising material prices, and aggressive competitor promotions. Also, the downward sales trends in the casegoods segment have been magnified in large part by the hospitality portion of the market where business was down significantly for the quarter and the year. While it does appear the indicators for the hospitality business are becoming more positive, the lead time for new business maturation is a longer cycle than for our residential business.”

As previously reported, the reorganization of the La-Z-Boy Casegoods Group – including a realignment of several key management responsibilities, the establishment of a new global sourcing organization and the closure of three casegoods manufacturing facilities – resulted in total pre-tax charges of $10.4 million, or $0.12 per diluted share on an after-tax basis for fiscal 2004 and $0.01 per diluted share for the quarter.

FIN 46

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (VIEs)” (“FIN 46”), provides new criteria for determining whether or not consolidation is required. In light of the new accounting guidance, we will be consolidating certain independent dealers that we are required to consolidate under FIN 46. See the attached schedule for impact and further explanation.

Balance sheet

Inventories rose $21.6 million during the April quarter primarily in finished goods with $12.7 million of the increase coming from consolidation of VIEs. For the year inventories declined $2.0 million and without VIEs would have declined $14.7 million with virtually all of that decrease concentrated in finished goods. This was a reflection of better management of the imported product supply chain.

During fiscal 2004‘s final quarter, the company repurchased an additional 585,000 shares of its outstanding common stock for $13.1 million. This brought the total number of shares repurchased for all of fiscal 2004 to 3.4 million shares, or approximately 6.1% of the shares outstanding at the beginning of the year, at a total cost of $72.5 million. At year-end, 6.8 million shares remained available under the company’s existing stock repurchase authorization.

Darrow noted that total debt increased slightly during the fourth quarter, to $224 million, and said “The company’s year-end debt-to-capitalization ratio of 30.0% was up from 24.9% at the start of the quarter primarily because of the non-cash charges related to intangibles and the cumulative effect adjustment. This ratio is now on the high side of our targeted range.”

Business Outlook

Commenting on the business outlook, Darrow said, “The recent employment numbers have been encouraging, although we now face record high energy costs, and the prospect of rising interest rates. Consumers still appear to be cautious in their view of the economy. With that said, we have seen our incoming order rate improve progressively since the beginning of the year and into May, particularly in our upholstery segment. We currently expect our July first quarter sales to be up in the low-single digit range compared to the prior year period, and we anticipate reported earnings for the first quarter to be in the range of $0.08 — $0.12 per diluted share, which includes up to a $0.02 potential loss from the consolidation of VIEs. This would compare to the $0.11 we earned per diluted share in fiscal 2004’s first quarter, which included a $0.07 restructuring charge. In part, the comparative decline in margin on higher volume reflects increased material costs. In light of these rising costs we have recently announced selective wholesale price increases however, we will not receive the benefit of these increases until our second fiscal quarter.”

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the outcome of the antidumping investigation by the United States Department of Commerce and potential disruptions from Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement new global sourcing organization strategies, the future financial performance and condition of independently owned dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently owned dealers, the impact of new manufacturing technologies, the impact of adopting new accounting principles, fair value changes to our intangible assets due to actual results differing from projected, factors relating to acquisitions and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Conference Call Information

The dial-in phone number for tomorrow’s conference call at 11 a.m. E.D.T. will be (800) 374-1298 for persons calling from within the U.S. or Canada, and (706) 634-5855 for international callers. The call will also be webcast live and archived on the Internet, with both accessible at http://www.la-z-boy.com/about/ir_confcalls.asp. A telephone replay will remain available for a week to callers from the U.S. and Canada at (800) 642-1687 and to international callers at (706) 645-9291. The passcode for the replay is 5050375.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/ir_sec.asp. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://my.lazboy.com/mygallery/investor_relations.cfm.

Background Information

With annual sales of $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home and office, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, La-Z-Boy Contract and Sam Moore. The La-Z-Boy Casegoods Group companies are Alexvale, American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 324 stand-alone La-Z-Boy Furniture Galleries® stores and 364 La-Z-Boy In-Store Gallerys, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry’s fourth largest U.S. furniture retailer and the second largest single source furniture retailer. Additional information is available at http://www.la-z-boy.com/

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Amounts in thousands, except per share data)

	UNAUDITED FOURTH QUARTER ENDED		UNAUDITED YEAR ENDED
	4/24/04	4/26/03	4/24/04	4/26/03
Sales	$544,219	$540,329	$1,998,876	$2,111,830
Cost of sales	416,741	413,301	1,555,837	1,617,261

Gross profit	127,478	127,028	443,039	494,569
Selling, general and administrative	90,796	83,838	341,960	331,695
Write-down of intangibles	71,943	--	71,943	--

Operating income (loss)	(35,261)	43,190	29,136	162,874
Interest expense	2,317	3,382	11,253	10,510
Other income, net	1,384	688	4,405	2,633

Pretax income (loss)	(36,194)	40,496	22,288	154,997
Income tax expense (benefit)	(2,463)	15,387	19,760	58,899

Income (loss) before cumulative effect of
accounting change	(33,731)	25,109	2,528	96,098
Cumulative effect of accounting change
(net of tax of $5,101 in fiscal 2004 and $17,920 in fiscal 2003)	(8,324)	--	(8,324)	(59,782)

Net income (loss)	$(42,055)	$25,109	$(5,796)	$36,316

Basic average shares	52,318	55,523	53,508	57,120
Basic net income (loss) per share before
cumulative effect of accounting change	$(0.64)	$0.45	$0.05	$1.68
Cumulative effect of accounting change
per share	(0.16)	--	(0.16)	(1.04)

Basic net income (loss) per share	$(0.80)	$0.45	$(0.11)	$0.64

Diluted average shares	52,318	55,601	53,679	57,435
Diluted net income (loss) per share before
cumulative effect of accounting change	$(0.64)	$0.45	$0.05	$1.67
Cumulative effect of accounting change
per share	(0.16)	--	(0.16)	(1.04)

Diluted net income (loss) per share	$(0.80)	$0.45	$(0.11)	$0.63

Dividends paid per share	$0.10	$0.10	$0.40	$0.40

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEET

	UNAUDITED
(Amounts in thousands)	4/24/04	4/26/03
Current assets
Cash and equivalents	$33,882	$28,817
Receivables, net	299,801	340,467
Inventories, net	250,568	252,537
Deferred income taxes	37,969	37,734
Other current assets	31,454	19,939

Total current assets	653,674	679,494
Property, plant and equipment, net	212,739	209,411
Intangibles	96,005	149,951
Other long-term assets	85,078	84,210

Total assets	$1,047,496	$1,123,066

Current liabilities
Short-term borrowings	$37,219	$--
Current portion of long-term debt
and capital leases	5,344	1,619
Accounts payable	93,298	78,931
Other current liabilities	147,460	134,037

Total current liabilities	283,321	214,587
Long-term debt and capital leases	181,807	222,371
Deferred income taxes	20,219	36,928
Other long-term liabilities	39,821	39,241
Shareholders' equity	522,328	609,939

Total liabilities and
shareholders' equity	$1,047,496	$1,123,066

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Unaudited Quarter Ended		Unaudited Year Ended
(Amounts in thousands)	4/24/04	4/26/03	4/24/04	4/26/03
Cash flows from operating activities
Net income (loss)	$(42,055)	$25,109	$(5,796)	$36,316
Adjustments to reconcile net income (loss) to
cash provided by operating activities
Write-down of intangibles	71,943	--	71,943	--
Cumulative effect of accounting change-net
of income taxes	8,324	--	8,324	59,782
Depreciation and amortization	7,282	7,855	29,112	30,695
Change in working capital	(12,488)	2,271	41,162	(14,285)
Change in deferred taxes	(14,906)	4,515	(11,843)	6,004

Total adjustments	60,155	14,641	138,698	82,196

Cash provided by operating activities	18,100	39,750	132,902	118,512
Cash flows from investing activities
Proceeds from disposals of assets	199	3,116	2,167	4,348
Capital expenditures	(10,558)	(7,044)	(31,593)	(32,821)
Acquisitions, net of cash acquired	(9,189)	--	(9,189)	(3,089)
Change in other long-term assets	4,185	(6,821)	3,453	(22,871)

Cash used for investing activities	(15,363)	(10,749)	(35,162)	(54,433)
Cash flows from financing activities
Net changes in debt	20,110	(1,410)	(10,085)	79,989
Dividends paid	(5,248)	(5,575)	(21,514)	(22,941)
Stock transactions	(12,675)	(17,263)	(65,795)	(119,684)

Cash provided by (used for) financing activities	2,187	(24,248)	(97,394)	(62,636)
Effect of exchange rate changes on cash	(760)	247	775	603

Change in cash and equivalents	4,164	5,000	1,121	2,046
Cash acquired from consolidation of VIEs	3,944	--	3,944	--
Cash and equivalents at beginning of period	25,774	23,817	28,817	26,771

Cash and equivalents at end of period	$33,882	$28,817	$33,882	$28,817

LA-Z-BOY INCORPORATED
Segment Information

	Unaudited Fourth Quarter Ended		Unaudited Year Ended
(Amounts in thousands)	4/24/04	4/26/03	4/24/04	4/26/03
Sales
Upholstery segment	$433,603	$414,386	$1,547,603	$1,589,778
Casegoods segment	112,061	126,633	456,090	526,168
Eliminations	(1,445)	(690)	(4,817)	(4,116)

Consolidated	$544,219	$540,329	$1,998,876	$2,111,830

Operating income (loss)
Upholstery segment	$31,088	*	$42,666	$119,020	*	$154,617
Casegoods segment	(61,303	)*	6,031	(68,079	)*	32,110
Corporate and other	(5,046)		(5,507)	(21,805)		(23,853)

Consolidated	$(35,261	)*	$43,190	$29,136	*	$162,874

*Operating income includes a write-down of intangibles of $11.3 million and $60.6 million for Upholstery segment and Casegoods segment, respectively.  Casegoods segment operating income also includes $10.4 million in restructuring for the year and $1 million for the fourth quarter.

LA-Z-BOY INCORPORATED
Impact of FIN46 on Consolidation

(Amounts in thousands)	Unaudited 4/24/04
Current assets
Cash and equivalents	$3,944
Receivables, net	(21,826)
Inventories, net	12,721
Deferred income taxes	5,101
Other current assets	1,951

Total current assets	1,891
Property, plant and equipment, net	7,264
Intangibles	7,714
Other long-term assets	(12,484)

Total assets	$4,385

Current liabilities
Short-term borrowings	$--
Current portion of long-term debt
and capital leases	255
Accounts payable	758
Other current liabilities	4,190

Total current liabilities	5,203
Long-term debt and capital leases	7,211
Deferred income taxes	--
Other long-term liabilities	295
Shareholders' equity	(8,324)

Total liabilities and
shareholders' equity	$4,385

Issued in January 2003, Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") and subsequently revised in December 2003 with the Financial Accounting Standards Board ("FASB") interpretation of FIN 46 ("FIN 46R"), requires the "primary beneficiary" of a variable interest entity ("VIE") to include the VIE's assets, liabilities and operating results in its consolidated financial statements.  In the year of adoption, any difference between the net amount added to our balance sheet and the amount of any previously recognized interest in the newly consolidated entity shall be recognized as the cumulative effect of an accounting change. In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

La-Z-Boy Furniture Galleries® stores that are not owned by us are owned by over 120 independent dealers. These stores sell La-Z-Boy manufactured product as well as various accessories purchased through approved La-Z-Boy vendors. We provide certain support activities to our independently owned gallery dealers, but the dealers are the primary decision makers in the operations of their business. In some cases we have extended credit beyond normal trade terms to the independent dealers, made direct loans, and/or guaranteed certain loans or leases in order to expand our presence in a retail market. Although most of these independent dealers have sufficient equity to carry out their principal operating activities without subordinated financial support, there are certain dealers that we have identified that may not have sufficient equity. Based on the new criteria for consolidation of VIEs we have determined that several dealers are VIEs of which under FIN 46 we are deemed the primary beneficiary and accordingly have included them in our consolidated results.

In prior years we have evaluated the collectability of our trade accounts receivable from our independent dealers and we have provided an appropriate reserve relating to the collectability of our receivables with these dealers or the contingent payout under any guarantees. The table above shows the impact of this new standard on our consolidated balance sheet. The changes reflected in the table include the elimination of related payables and receivables as well as the profit in inventory. The shareholders’ equity change in the table above reflects the cumulative effect of the accounting change. The cumulative effect charge has been reduced by the allowance for doubtful accounts related to the consolidated dealers.

Exhibit 99.2

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/26/03	10/25/03	1/24/04	4/24/04
Sales	$451,472	$511,018	$492,167	$544,219
Cost of sales	358,754	396,233	384,109	416,741

Gross profit	92,718	114,785	108,058	127,478
Selling, general and administrative	81,419	87,727	82,018	90,796
Write-down of intangibles	--	--	--	71,943

Operating income (loss)	11,299	27,058	26,040	(35,261)
Interest expense	3,213	3,026	2,697	2,317
Other income, net	1,272	448	1,301	1,384

Pretax income (loss)	9,358	24,480	24,644	(36,194)
Income tax expense (benefit)	3,555	9,303	9,365	(2,463)

Income (loss) before cumulative effect of
accounting change	5,803	15,177	15,279	(33,731)

Cumulative effect of accounting change
(net of tax of $5,101)	--	--	--	(8,324)

Net income (loss)	$5,803	$15,177	$15,279	$(42,055)

Diluted average shares	54,916	54,339	52,931	52,318
Diluted net income (loss) per share before
cumulative effect of accounting change	$0.11	$0.28	$0.29	$(0.64)
Cumulative effect of accounting change
per share	--	--	--	(0.16)

Diluted net income (loss) per share*	$0.11	$0.28	$0.29	$(0.80)

* Due to the repurchase of common shares throughout the fiscal year, quarterly earnings per share will not sum to the annual earnings per share calculation.

(Amounts in thousands, except per share data) Quarter ended	7/27/02	10/26/02	1/25/03	4/26/03
Sales	$497,375	$563,587	$510,539	$540,329
Cost of sales	382,552	429,161	392,247	413,301

Gross profit	114,823	134,426	118,292	127,028
Selling, general and administrative	81,936	87,190	78,731	83,838

Operating income	32,887	47,236	39,561	43,190
Interest expense	2,027	2,153	2,948	3,382
Other income, net	116	1,394	435	688

Pretax income	30,976	46,477	37,048	40,496
Income tax expense	11,848	17,777	13,887	15,387

Income before cumulative effect of
accounting change	19,128	28,700	23,161	25,109

Cumulative effect of accounting change
(net of tax of $17,920)	(59,782)	--	--	--

Net income (loss)	$(40,654)	$28,700	$23,161	$25,109

Diluted average shares	59,667	57,760	56,765	55,601
Diluted net income per share before
cumulative effect of accounting change	$0.32	$0.50	$0.41	$0.45
Cumulative effect of accounting change
per share	(1.00)	--	--	--

Diluted net income (loss) per share*	$(0.68)	$0.50	$0.41	$0.45

* Due to the repurchase of common shares throughout the fiscal year, quarterly earnings per share will not sum to the annual earnings per share calculation.